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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 17, 1997


                      LEXINGTON CORPORATE PROPERTIES, INC.
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             (Exact Name of Registrant as specified in its charter)



              MARYLAND               1-12386                    13-3717318
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(State or other jurisdiction     (Commission File             (IRS Employer
     of incorporation)                Number)                Identification No.)



                 355 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017
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               (Address of Principal Executive Offices) (Zip Code)




               Registrant's telephone number, including area code:
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                                 (212) 692-7260



                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)
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Item 2.  Acquisition of Property.

On March 19, 1997, the Registrant, through Lepercq Corporate Income Fund L.P., a wholly-owned subsidiary of the Registrant) "LCIF", acquired three industrial warehouse properties (the "Properties") for $27 million. The Properties contain 761,200 square feet and are located on 46.56 acres near Harrisburg, Pennsylvania. The Properties are subject to net leases with Exel Logistics, Inc. ("Exel") which expire on November 30, 2006. The current annual net rent is $2,536,941 and will increase by 9.27% to approximately $2.8 million on December 1, 1997 and by 9.27% every three years thereafter. The average net rent payable during the remaining lease term is approximately $3 million, or approximately 11.1% of the purchase price. The obligations of Exel under the leases are unconditionally guaranteed by its parent company, NFC plc.


Item 5.    Other Events

Sale of 8% Exchangeable Notes. In connection with the acquisition of the Exel Properties and pursuant to the terms of a Note Purchase Agreement, dated as of March 19, 1997 among LCIF, the Registrant, Merrill Lynch Global Allocation Fund, Inc. ("Purchaser"), and The Chase Manhattan Bank, as Trustee, LCIF sold to Purchaser, an institutional investor, in a private placement 8.0% Exchangeable Redeemable Secured Notes (the "Notes") in the aggregate principal amount of $25 million. The sale of the Notes took place in closings on March 19, 1997 ($21 million principal amount) and March 31, 1997 ($4 million principal amount). Simultaneous with the first closing under the Note Purchase Agreement, the Registrant entered into an Indenture (the "Indenture") and an Operating Agreement (the "Operating Agreement" and together with the Note Purchase Agreement and the Indenture, the "Note Purchase Documents"), each dated as of March 19, 1997. References to the Note Purchase Agreement, the Indenture and the Registration Rights Agreement are qualified in their entirety by reference to such actual agreements which are attached hereto as Exhibits.

Pursuant to the Note Purchase Documents, the Notes bear interest at rate of 8.0% per annum and mature in March 2004. The Notes are secured by first mortgage liens on the Properties, are guaranteed by the Registrant, and can be exchanged for the Registrant's common stock at $13 per share beginning in the year 2000, subject to adjustment. The Notes may be redeemed at the Registrant's option after three years at a price of 103.2% of the principal amount thereof, declining to par after five years. The Registration Rights Agreement provides the Investor with certain demand and piggyback registration rights with respect to the shares of common stock of the Registrant issuable upon exchange of the Notes. The Notes are subordinated in right of payment to obligations under the Registrant's revolving credit facility. In connection with the issuance of the Notes, the Board of Directors of the Registrant waived certain ownership restrictions contained in the charter documents of the Registrant relating to Purchaser's ownership of the common stock issuable upon exchange of the Notes.

Partnership Merger. In connection with the acquisition of the Properties, an unaffiliated partnership (the "Partnership") merged into LCIF. At the time of the merger, the Partnership's sole


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asset consisted of cash and a contractual right to acquire the Properties. As a result of the merger, LCIF issued 480,000 partnership units (the "Units") exchangeable, two years after issuance, for the Registrant's common stock. The Units are entitled to distributions at the same dividend rate as the Registrant's common stock.


Item 7.    Financial Statements, Pro Forma Information and Exhibits.


      (c)       EXHIBITS.

      5.1 Note Purchase Agreement, dated as of March 19, 1997 between Lepercq Corporate Income Fund L.P., Lexington Corporate Properties, Inc., Lex GP-1, Inc. and Merrill Lynch Global Allocation Fund, Inc.

      5.2 Registration Rights Agreement, dated as of March 19, 1997, between Lexington Corporate Properties, Inc. and Merrill Lynch Global Allocation Fund, Inc.

      5.3 Indenture, dated as of March 19, 1997, among Lepercq Corporate Income Fund L.P., Lex GP-1, Inc., Lexington Corporate Properties, Inc. and The Chase Manhattan Bank, as Trustee.



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                                  EXHIBIT INDEX


Exhibit No.           Description
-----------           -----------

      5.1 Note Purchase Agreement, dated as of March 19, 1997 between Lepercq Corporate Income Fund L.P., Lexington Corporate Properties, Inc., Lex GP-1, Inc. and Merrill Lynch Global Allocation Fund, Inc.

      5.2 Registration Rights Agreement, dated as of March 19, 1997, between Lexington Corporate Properties, Inc. and Merrill Lynch Global Allocation Fund, Inc.

      5.3 Indenture, dated as of March 19, 1997, among Lepercq Corporate Income Fund L.P., Lex GP-1, Inc., Lexington Corporate Properties, Inc. and The Chase Manhattan Bank, as Trustee.



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           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       LEXINGTON CORPORATE PROPERTIES, INC.



                                      By:  /s/ T. Wilson Eglin
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                                           T. Wilson Eglin
                                           President and Chief Operating Officer


Date: April 24, 1997

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